Exhibit 10.1

MODINE MANUFACTURING COMPANY
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made and entered into as of the ___ day of _________, 2008, to amend that certain Employment Agreement made and entered into as of the 15th day of June, 2007 (the “Employment Agreement”) by and between Modine Manufacturing Company, a Wisconsin corporation, having its principal place of business in Racine, Wisconsin (the "Company"), and _______________________________ of _______________, ____________ ("Executive").

WHEREAS, the Company has previously entered into the Employment Agreement with Executive; and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement to revise the definition of "Good Cause" and to provide that severance payments relating to a termination of employment prior to a change in control will be paid over the remaining term of the agreement; and

WHEREAS, the Company and Executive wish to make certain further changes to comply with Section 409A of the Internal Revenue Code.

NOW THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Employer, including without limitation, the promises and covenants described herein, the parties hereto agree as follows:

1.	Section 2.6 of the Employment Agreement is hereby amended to read as follows:

A "Change in Control" shall be deemed to take place on the occurrence of either of the following events:

(a)  The effective time of (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors ("Voting Power") immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (ii) a transfer of 30% of the Voting Power, or a Substantial Portion of the Property, of the Company other than to an entity of which the Company owns at least 50% of the Voting Power; or

(b)  During any period of 12 months that ends during the Period of Employment, regardless of whether such period commences before or after the effective date of this Agreement, the persons who at the beginning of such 12-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.

The term "Change in Control" as defined above shall be construed in accordance with any guidance, rules or regulations promulgated by the Internal Revenue Service in construing the rules and regulations applicable to Internal Revenue Code Section 409A.

2.	Section 2.11 of the Employment Agreement is hereby amended to read as follows:

"Good Cause" shall be deemed to exist if, and only if:

(a)  Executive engages in an act of dishonesty constituting a felony that results or is intended to result directly or indirectly in gain or personal enrichment at the expense of the Company;

(b)  Executive breaches any provision of section 12 (relating to confidential information), and such breach results in a demonstrably material injury to the Company; or

(c)  Executive has engaged in a willful and continued failure to perform substantially the Executive’s duties.

3.	Section 8.2 of the Agreement is amended to read as follows:

In the event of a termination of employment pursuant to section 8.1 above, the Company shall, as liquidated damages, severance pay, and payment for services rendered in the past, pay to Executive an amount equal to the Average Annual Earnings of Executive during the remainder of the Period of Employment.  The payments shall commence on the first payroll date following Executive's termination of employment on which the Company may make such payments without causing an additional tax to be paid by Executive under Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) and shall continue through the remainder of the Period of Employment. Such amount shall be paid to Executive in substantially equal installments and in accordance with the Company's normal payroll practices. It is intended that (a) each payment or installment of payments provided under this Section 4 is a separate “payment” for purposes of Code Section 409A and (b) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  During the remaining Period of Employment, Executive, his dependents and beneficiaries shall continue to be entitled to all benefits under employee benefit plans of the Company as if Executive were still employed and the period for which such payments are provided shall be continued service with the Company for the purpose of continued credits under the employee benefits plans and for purposes of determining payments and other rights in respect of awards made or accrued prior to termination under Executive incentive plans referred to in section 4.2; provided, however, if continued participation in any one or more of such plans is not possible under the terms thereof, the Company shall provide substantially identical benefits.  In the event the Company contributions for coverage under the Welfare Plans would be treated as deferred compensation under Section 409A and contributions during the six (6) months following the date of Executive’s separation from service would cause Executive to be subject to an additional tax under Section 409A, Executive shall pay the entire cost of coverage during such six-month period and the Company shall reimburse Executive for the amount that the Company would have paid during such period on the first date that the Company may make such payment without causing an additional tax to be paid by Executive under Section 409A.

4.  Except as expressly amended herein, the Employment Agreement remains unchanged and continues in full force and effect.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ___________ day of _______________, _______.

MODINE MANUFACTURING COMPANY

BY:

EXECUTIVE:  ______________________

Attest:

Dean R. Zakos, Secretary